Exhibit 99.2

Contact: Dan L. Greenfield 412-394-3004
Allegheny Technologies Announces Cash Tender Offer For Any and All of its
8.375% Notes due 2011
Pittsburgh, PA — May 26, 2009 — Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 8.375% Notes due 2011 (CUSIP No. 01741RAB8), of which $300 million in aggregate principal amount were outstanding as of today. The terms and conditions of the tender offer are described in an Offer to Purchase, dated May 26, 2009, and the related Letter of Transmittal, which are being sent to holders of the notes.
The tender offer will expire at 5:00 p.m., New York City time, on June 3, 2009, unless extended or earlier terminated. As set forth in the Offer to Purchase, notes tendered on or before the expiration time may be validly withdrawn at any time on or before the expiration time.
The cash consideration for each $1,000 principal amount of the notes tendered and accepted for payment will be $1,060. In addition to the cash consideration, holders of notes tendered and accepted for payment will receive accrued and unpaid interest on the notes from the last interest payment date for the notes to, but not including, the settlement date, which currently is expected to be June 4, 2009.
The consummation of the tender offer is not conditioned upon any minimum amount of notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase, which include the consummation of ATI’s announced offering of new senior unsecured debt securities, as more fully described in the Offer to Purchase.
ATI’s obligation to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. The information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, ATI may amend, extend or, subject to certain conditions, terminate the tender offer.
ATI has retained Citi and JPMorgan to serve as Lead Dealer Managers for the tender offer and has retained Banc of America Securities LLC, as co-dealer manager for the tender offer. ATI has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer.
Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 212 430-3774 or at 866 294-2200 (toll free) or in writing at 65 Broadway — Suite 723, New York, New York 10006. Questions regarding the tender offer or consent solicitation may be directed to Citi. at 212 723-6106 (collect) or 800 558-3745 (toll free) or JPMorgan at 212 834-3424 (collect) or 866 834-4666 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of ATI, the dealer managers and the solicitation agents or the depositary and information agent makes any recommendations as to whether holders should tender their notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.